Exhibit 5.1

SILICON VALLEY OFFICE  •  1755 EMBARCADERO ROAD  •  PALO ALTO, CALIFORNIA  94303

TELEPHONE: +1.650.739.3939 • JONESDAY.COM

January 22, 2026

Anteris Technologies Global Corp.
Toowong Tower, Level 3, Suite 302
9 Sherwood Road
Toowong QLD, 4066
Australia

Re:     40,000,000 Shares of Common Stock of Anteris Technologies Global Corp.

Ladies and Gentlemen:

We are acting as counsel for Anteris Technologies Global Corp., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 40,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, by the Company pursuant to the Underwriting Agreement, dated as of January 20, 2026 (the “Underwriting Agreement”), by and among the Company and Barclays Capital Inc., Wells Fargo Securities, LLC and Cantor Fitzgerald & Co., as representatives of the several underwriters named therein.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company relating to the Company’s Registration Statement on Form S-3 (Registration No. 333-292565) (the “Registration Statement”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus supplement constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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